Exhibit 99.1

Beta Oil & Gas, Inc. Announces Increase in

Planned 2003 Capital Budget

FOR IMMEDIATE RELEASE – August 19, 2003

Tulsa, Oklahoma – August 19, 2003 – Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced that its Board of Directors approved an increase in planned 2003 capital expenditures from $ 3.0 million to $ 4.1 million, which will be funded from internal cash flow.  Through the first six months of 2003, the Company spent approximately $300,000 on drilling, completions and workovers, excluding the purchase of working interests in certain non-operated properties that were subsequently sold at a profit.   During the last half of 2003, the Company has drilling activity planned in Oklahoma, Kansas, Louisiana and Texas.  Within these areas, the Company is scheduled to participate in 26 gross (7.3 net) wells, of which 13 gross (4.6 net) wells will be in Kansas.

Oklahoma

In our West Edmond Hunton Lime Unit (WEHLU) near Edmond, Oklahoma, the Company will participate in the drilling of two development wells along with numerous planned workovers.  The first well is scheduled to spud in September 2003.  The Company will have a 40% working interest in these wells.

In McIntosh County, Oklahoma, the Company will drill three development wells in and near its N.E. Hichita Field and will have working interests in these wells ranging from 19% to 70%.  Should this project be successful, the Company may drill two additional development wells in this area prior to the end of 2003.

Kansas

Subsequent to June 30, 2003, the Company entered into a new drilling program consisting of 13 gross (4.6 net) wells to be drilled within a six-county area of the Mississippian subcrop belt of South Central Kansas, covering approximately 13,500 gross acres.  The prospects will be drilled to depths of approximately 5,000 feet with 11 of the 13 prospects classified as infill-development wells and the remaining two prospects classified as new field exploratory wells.  Eleven of these prospects will target primarily gas reserves while the remaining two prospects will target primarily oil reserves.  Drilling activities are scheduled to commence in September 2003 with the objective of having the 13 prospects drilled by year-end 2003.  The Company anticipates additional development opportunities as a result of the planned 2003 drilling activity.  The Company will participate with a 35% working interest in the project.

Louisiana

In our West Broussard Project located in Lafayette Parish, Louisiana, the construction of the production facilities and the gas sales line is nearing completion for the M.A. Failla No. 1.  It is anticipated that the well will commence production in October 2003. The originally scheduled production date of July 1, 2003 was delayed due to pipeline right-of-way issues.  The Company has a 4.8% working interest in the M. A. Failla No. 1, increasing to approximately 10% working interest after well payout.  Subject to the final review of a newly acquired 3D seismic survey in the area, a second well on the West Broussard Project is scheduled to commence its operations during the fourth quarter of 2003.  The Company will retain an approximate working interest of 10% in the second well, increasing to approximately 20% after well payout.

In the Lapeyrouse Field located in Terrebonne Parrish, Louisiana, a development well is scheduled to commence drilling in the fourth quarter of 2003.  The Company anticipates retaining a working interest of approximately 2.5% in this well.  The scheduled well is in close proximity to the T. Cenac # 1, a producing well in which the Company has a 16. 7 % working interest.

Texas

In our Brookshire Dome Project located in Waller County, Texas, the Company plans to participate in the drilling of five wells in the second half of 2003, including one deeper well targeting the Yegua and Sparta Reef formations at approximately 8,000 feet.   The Company will have between 6.25% to 25.0% working interest in the shallow wells and will have 12.5% carried working interest in the deeper well.

David Wilkins, President and CEO stated: “ We have made excellent progress in improving our working capital to a level whereby we can significantly accelerate our drilling activity in the second half of 2003.  Although we have increased our 2003 capital program by 37%, we have also started reducing our outstanding debt with our internal cash flow.  We remain focused on increasing our production while optimizing our costs.  We are optimistic that the hard work and effort put forth during the first half of the year will pay off in the second half of 2003.”

Beta Oil & Gas, Inc. is an independent energy company engaged in the production, exploration and development of oil and gas properties.  For more information, please contact Steve Fischer at (918) 495-1011.

Forward-Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, future production, exploration drilling, exploitation activities, capital expenditures, gross unrisked reserve potentials, and events or developments that the Company expects or believes are forward-looking statements.  Although Beta believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued

availability of capital and financing, and general economic, market or business conditions.  These risks are presented in detail in our filings with the Securities and Exchange Commission.  The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.